Exhibit 99.1

Republic Services Elects Ramon A. Rodriguez Non-Executive
Chairman of the Board

PHOENIX (May 8, 2014) - Republic Services, Inc. (NYSE:RSG) is pleased to announce the election of Ramon A. Rodriguez, 68, to non-executive chairman of the Company’s Board of Directors, succeeding James W. Crownover who completed his term and will remain a director. Mr. Rodriguez has been a director of Republic Services since 1999 and officially commenced his two-year term as chairman today after the Company’s Annual Stockholders’ Meeting.

"Ray brings tremendous leadership and experience to the role of non-executive chairman and will continue to contribute to Republic’s ongoing success," said Donald W. Slager, director, president and CEO. “We look forward to his continued advice and counsel.”

“I am very pleased to serve as chairman of the Board of Directors of Republic Services, and I am confident that because of our clear strategy, exceptional leadership and sound governance, we have a very long and bright future ahead,” said Mr. Rodriguez.

About Ramon Rodriguez
Mr. Rodriguez is an accomplished financial and business leader with over 40 years of experience in public accounting and business management. He served as president and CEO of Madsen Sapp Mena Rodriguez & Co., P.A., a firm of certified public accountants. During his tenure there, which spanned from 1971 to 2009, Mr. Rodriguez developed vast accounting, management and financial experience and particular insight regarding the external and internal audit functions and controls across a number of industries. From 1975 to 2009, Mr. Rodriguez was also treasurer and a board member of DME Corporation, a manufacturing company involved in the aerospace and defense industries.

Mr. Rodriguez served as chairman of the Company’s Audit Committee and was a member of the Integration Committee before becoming chairman of the Board of Directors. He is also a member of the Board of Directors of Alico, Inc. and the Public Broadcasting Service (PBS). Mr. Rodriguez served as chairman of the Florida Board of Accountancy and was also president of the Florida Institute of Certified Public Accountants.

A native of Guantanamo, Cuba, Mr. Rodriguez has been recognized for his strong civic and business leadership. He is a member of the boards of directors of WPBT Channel 2, Broward Center for the Performing Arts, Community Foundation of Broward, and the Broward Workshop.

Mr. Rodriguez holds a Bachelor of Science degree in Accounting from Florida Atlantic University.

About Republic Services
Republic is an industry leader in the U.S. non-hazardous solid waste and recycling industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges.

Republic participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page. Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.

For media inquiries:	For investor inquiries:

Darcie Brossart	Brian DelGhiaccio

480-627-2700	480-627-2741

media@republicservices.com	irelations@republicservices.com

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